Exhibit 99.1

Guerrilla RF Announces the Appointment of Susan Barkal

to its Board of Directors

GREENSBORO, NC—September 6, 2022——Guerrilla RF, Inc. (OTCQX: GUER) announced today the appointment of Susan Barkal to its Board of Directors.  Following the appointment, the board will be comprised of 7 directors.

“We are absolutely delighted to welcome Susan to our Board of Directors,” said Ryan Pratt, CEO and founder of Guerrilla RF. “Susan brings with her extensive quality, operational, and technical expertise. Her incredible depth of experience and insight will be very beneficial to us as we continue to grow as a public company”

Susan Barkal is currently the Senior Vice President of Quality, Supply Chain Executive, Chief Compliance Officer, and CFIUS Security Officer at Yageo Corporation. In this role, she has overseen global quality and compliance functions for over 30,000 employees in 40 manufacturing sites and oversaw 20 research and development centers that span 16 countries.  Of note, she has served as an Inside Board Director for the KEMET / TOKIN Electronics Joint Venture, a $200 million acquisition where she provided input and oversight of the acquisition financing strategy.  Following Yageo’s acquisition of KEMET Corporation in 2020, Ms. Barkal was promoted to her current role of SVP of Quality, Supply Chain Executive, and Chief Compliance Officer.  Throughout her career, she has gained extensive experience in global quality and compliance as well as technology and chemical manufacturing.  Ms. Barkal is an experienced executive in the technology sector with a proven track record of driving global technology roadmaps, portfolio management strategies, and new product development.  Ms. Barkal holds a Master of Science degree in Chemical Engineering from California Polytechnic State University.

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high-performance monolithic microwave integrated circuits (MMICs) to wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, mission-critical military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, and linear PAs (power amplifiers) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine's annual Inc. 5000 list. Guerrilla RF recently made the top Inc. 500 list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840